For Further Information:                                        FOR IMMEDIATE RELEASE
                                                                Exhibit 99.1

Terri F. McNeill
The Dow Chemical Company
(989) 636-0626

Andrew Liveris Assumes Role of Dow Chemical CEO;
William Stavropoulos Continues as Chairman

November 1, 2004 (Midland, Mich.) - Andrew N. Liveris, president and chief operating officer (COO) of The Dow Chemical Company (NYSE: DOW) begins serving his tenure today as president and chief executive officer (CEO), taking over from William S. Stavropoulos, who continues as chairman.

Liveris, 50, was elected to his new position in August by Dow's Board of Directors, after having served as president and chief operating officer (COO) since November 2003.   In this role, Liveris has been instrumental in leading Dow's action plan to improve the company's financial performance, focusing on margin management, disciplined cost control, the shutdown of non-competitive assets and strengthening Dow's portfolio of businesses.

"Andrew's diverse background and in-depth experience in international business will serve him well as he takes the reins and advances Dow's strategy," said Stavropoulos. "He has the vision and determination necessary to continue restoring Dow's financial strength, having proven himself throughout his 28-year career at Dow."

According to Liveris, "I'm honored and pleased to assume this role and will ensure that Dow stays the course on its action plan for continued strong performance. We'll remain steadfast in controlling costs, while pursuing a disciplined and targeted strategy that will give us access to low-cost feedstocks and growth in emerging geographies. In doing so, we'll ensure that our people are given the freedom to innovate and reach their greatest potential while remaining fully accountable for results."

Liveris joined Dow in 1976.  His career has spanned manufacturing, sales, marketing, new business development and management. He has worked for Dow in Australia, Thailand, Hong Kong and the United States.  Prior to being named president and COO, Liveris led Dow's $5 billion Performance Chemicals Business portfolio, making it Dow's most profitable segment in 2002, a year marked by high supply and lackluster demand for the chemical industry.

Liveris was elected to Dow's Board of Directors earlier this year.  He also serves on the board of Dow Corning Corporation.  He is a member of the Institute of Chemical Engineers - UK, and is a member of the executive committee of The Society of Chemical Industry.  He also has served in leadership positions for the Soap and Detergent Association and for the American Chemistry Council.  Liveris resides in Midland, Michigan, where he is a member of the Board of Trustees of the Herbert H. and Grace A. Dow Foundation, and a member of the Midland advisory board of Comerica Bank.

Liveris graduated with a bachelor's degree in chemical engineering from the University of Queensland, Brisbane, Australia.

Stavropoulos, 65, joined Dow in 1967 and held a variety of research and business positions and became president of Dow Latin America in 1984.  In 1990, Stavropoulos was named president of Dow U.S.A. and was elected a vice president of Dow.  Stavropoulos has been a member of the Board of Directors of Dow since July 1990 and became chief operating officer in 1993.  He was chief executive officer between 1995 and 2000, and in 2000 became chairman of the Board of Directors.  He was named chief executive officer again in 2002.

Stavropoulos is a director of BellSouth Corporation, Chemical Financial Corporation, Maersk Inc., and NCR.  He is a trustee to the Fidelity Group of Funds. Stavropoulos also serves on the board of American Enterprise Institute for Public Policy Research.  He holds a bachelor's degree from Fordham University and a doctorate in medicinal chemistry from the University of Washington.

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets.  With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others.  Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities.  References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

For further information, visit Dow's website at www.dow.com.